Exhibit 1

AGREEMENT

     WHEREAS, the undersigned are beneficial owners, as determined pursuant to Rule 13d-3 of the General Rules and Regulations of the Securities Exchange Act of 1934, as amended, of certain Ordinary Shares, $.0059 par value per share, of Pansoft Company Limited;

     NOW, THEREFORE, the undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.

     IN WITNESS WHEREOF, this Agreement has been signed by the undersigned as of the 12th day of February 2009.

Timesway Group Limited

By:	/s/ Hu Wang
Name: Hu Wang
Title: Chairman

By:	/s/ Hu Wang
Hu Wang

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